Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2007

CenterState Banks of Florida, Inc. Announces

Second Quarter 2007 Operating Results

WINTER HAVEN, FL. – July 27, 2007 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the second quarter 2007 of $2,280,000 ($0.18 per share) compared to $2,207,000 ($0.19 per share) earned in the second quarter of 2006.

Net income for the six month period ending June 30, 2007 was $4,088,000 ($0.34 per share) compared to $4,017,000 ($0.36 per share) for the same period in 2006.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Net interest income	$11,244	$9,598	$9,622	$9,636	$9,581
Provision for loan losses	(376)	(282)	(142)	(129)	(206)

Net interest income after loan loss provision	10,868	9,316	9,480	9,507	9,375
Non interest income	1,903	1,540	1,584	1,550	1,507
Non interest expense	(9,362)	(8,073)	(7,854)	(7,463)	(7,297)

Income before income tax	3,409	2,783	3,210	3,594	3,585
Income tax expense	(1,129)	(975)	(1,019)	(1,343)	(1,378)

NET INCOME	$2,280	$1,808	$2,191	$2,251	$2,207

EPS (basic)	$0.18	$0.16	$0.20	$0.20	$0.20
EPS (diluted)	$0.18	$0.16	$0.19	$0.20	$0.19

Branch activity

During May, the Company opened its 36th banking location with the newly constructed branch office in Hillsborough County, the second new office opened in 2007 (the other was in Osceola County in February). The Company has five branch offices that are less than one year old. Two of these five offices are in temporary facilities until the permanent location is constructed. Construction of one of these two facilities is in process and is expected to be completed before the end of this year, and the other one, which construction has not yet started, could be completed early in 2008. In addition, there was a branch opened in October 2005 which is still operating in a temporary location. The construction of its permanent location has just begun at the end of June and is expected to be completed as early as December of this year or the beginning of 2008. The Company’s branch expansion strategy continues to add pressure to operating expenses and affect profitability.

Acquisition of Valrico Bancorp, Inc.

On April 2, 2007, the Company acquired Valrico Bancorp, Inc. (“VBI”) and its’ wholly owned subsidiary Valrico State Bank, as previously announced. The $36.1 million purchase price was a combination of 65% stock and 35% cash. VBI was a one bank holding company operating through its subsidiary, Valrico State Bank (“VSB”). VSB opened for business in 1989 and operates through four banking locations in Hillsborough County, Florida. As noted above, a fifth location, also in Hillsborough County, was opened in May 2007. VSB is operating as a separate wholly owned subsidiary, similar to the Company’s other subsidiary banks. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands of dollars).

Assets:
Cash and due from banks	$6,789
Federal funds sold	13,039
Securities available for sale	12,177
Loans – net	120,226
Premises and equipment	9,289
Goodwill	19,062
Core deposit intangible	2,484
Other assets	1,363

Total Assets	$184,429

Liabilities:
Deposits	$130,614
Other liabilities	17,602
Total Liabilities	148,216
Net assets acquired	36,213

Total liabilities and net assets acquired	$184,429

Combination of two subsidiary banks

On June 21, 2007 the Company announced its plan to combine two of its five subsidiary banks, CenterState Bank Mid FL and CenterState Bank West Florida, N.A. The name of the combined Bank will be CenterState Bank, N.A. and will have total assets of approximately $378 million. It will operate through twelve banking offices in Pasco, Lake, Sumter, Hernando and Citrus counties, which are contiguous west central Florida counties.

Credit quality

Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that are not real estate), were $2,321,000 at June 30, 2007, compared to $645,000 at December 31, 2006. Non performing assets as a percentage of total assets was 0.19% at June 30, 2007, compared to 0.06% at December 31, 2006. Net charge-offs for the three month and six month periods ending June 30, 2007 were $106,000 and $111,000, respectively. Although the ratios have increased, they remain low to industry standards. The Company’s credit quality remains good.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans was 0.27% at June 30, 2007, compared to 0.09% at December 31, 2006. The ratio of allowance for loan losses to non performing loans was 420% at June 30, 2007, compared to 1,206% at December 31, 2006.

Although non-accrual loans have been trending upwards, as noted in the table below, management does not feel there are any significant losses within the non-accrual portfolio. Most of the

$1,997,000 of non-accrual loans are collateralized by real estate, of which most is residential real estate. Management believes that there are no significant losses on any of the non-accrual loans and that there are adequate reserves to cover any of these potential inherent losses.

The allowance for loan losses (“ALLL”) as a percentage of total loans outstanding was 1.15% at June 30, 2007 and 1.12% at December 31, 2006. The Company’s ALLL increased $2,164,000 during this six month period. Of this amount, $2,064,000 relates to an increase in the Company’s general reserve, which $1,617,000 relates to the acquisition of VSB and $447,000 is due to the growth in the loan portfolio. The remaining $100,000 increase is due to an increase in the Company’s specific reserves, which results from specific reserve analyses prepared for each of the Company’s impaired loans.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands

(unaudited)

As of or for the quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Non-accrual loans	$1,997	$1,196	$448	$696	$850
Past due loans 90 days or more And still accruing interest	267	64	162	458	1

Total non performing loans	2,264	1,260	610	1,154	851
Other real estate owned (“OREO”)	—	215	—	—	—
Repossessed assets other than real estate	57	—	35	35	50

Total non performing assets	$2,321	$1,475	$645	$1,189	$901
Non performing assets as a percentage of total assets	0.19%	0.14%	0.06%	0.12%	0.09%
Non performing loans as a percentage of total loans	0.27%	0.18%	0.09%	0.18%	0.14%
Net charge-offs (recoveries)	$106	$5	$154	$72	$(9)
Net charge-offs as a percentage of average loans for the period	0.01%	0.00%	0.02%	0.01%	0.00%
Allowance for loan losses as a percentage of period end loans	1.15%	1.12%	1.12%	1.16%	1.18%

Financial highlights

Net interest margin (“NIM”) for the current quarter was 4.13%, a slight increase from the previous quarter. The Company is focused on the goal of growing deposits without additional NIM compression. Management has implemented incentive and other marketing plans focusing on checking account and other non time deposit account growth, which contributed to the higher marketing expenses for the prior three quarters.

Annualized return on average assets was 0.74% for the current quarter compared to 0.89% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Cash and due from banks	$34,457	$41,433	$40,385	$35,345	$36,625
Fed funds and money market	51,997	58,821	79,636	48,250	80,285
Investments	227,324	236,492	235,350	240,286	229,428
Loans	826,215	684,141	657,963	637,684	621,638
Allowance for loan losses	(9,519)	(7,632)	(7,355)	(7,367)	(7,310)
Premises and equipment, net	52,827	41,531	39,879	38,748	36,996
Goodwill	28,924	9,863	9,863	9,863	9,863
Core deposit intangible	5,189	2,944	3,083	3,249	3,414
Bank owned life insurance	9,540	7,394	7,320	7,246	6,172
Other assets	14,030	11,831	10,978	11,386	11,519

TOTAL ASSETS	$1,240,984	$1,086,818	$1,077,102	$1,024,690	$1,028,630

Deposits	$998,382	$889,638	$892,806	$845,849	$855,031
Other borrowings	91,486	73,536	62,792	59,605	58,595
Other liabilities	8,869	3,928	4,172	4,424	3,932
Stockholders’ equity	142,247	119,716	117,332	114,812	111,072

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,240,984	$1,086,818	$1,077,102	$1,024,690	$1,028,630

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Investments, fed funds, and other	$292,786	$295,365	$299,467	$300,846	$287,099
Loans	813,927	669,005	645,103	632,568	611,379
Allowance for loan losses	(9,369)	(7,423)	(7,398)	(7,371)	(7,226)
All other assets	145,680	104,594	100,502	97,844	99,470

TOTAL ASSETS	$1,243,024	$1,061,541	$1,037,674	$1,023,887	$990,722

Deposits- interest bearing	$789,457	$673,561	$657,654	$654,009	$611,678
Deposits- non interest bearing	200,164	192,945	196,093	191,057	204,138
Other borrowings	99,044	72,582	62,399	60,486	59,413
Other liabilities	11,608	3,695	4,989	4,825	4,726
Stockholders’ equity	142,751	118,758	116,539	113,510	110,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,243,024	$1,061,541	$1,037,674	$1,023,887	$990,722

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Return on average assets (annualized)	0.74%	0.69%	0.84%	0.87%	0.89%
Return on average equity (annualized)	6.41%	6.17%	7.46%	7.87%	7.99%
Net interest margin (tax equivalent basis)	4.13%	4.09%	4.09%	4.12%	4.29%
Loan / deposit ratio	82.8%	76.9%	73.7%	75.4%	72.7%
Stockholders’ equity / total assets	11.5%	11.0%	10.9%	11.2%	10.8%
Efficiency ratio	71%	72%	70%	67%	66%
Book value per share	$11.44	$10.71	$10.54	$10.32	$10.00

At June 30, 2007 total loans were $826,215,000, which is an increase of $168,252,000, or 26% compared to December 31, 2006. $121,843,000 of this increase resulted from the acquisition of VSB.

At June 30, 2007 total deposits were $998,382,000, which is an increase of $105,576,000, or 12%

compared to December 31, 2006. Excluding the deposits acquired from the purchase of VSB (approximately $130,614,000), there was a decrease of approximately $25,038,000, or 3%, during the six month period ending June 30, 2007. Deposit growth, especially in core deposits (i.e. non time deposits) continues to be a challenge. The Company has initiated various incentive programs as well as other marketing efforts targeted at deposit growth. The Company believes there are several forces causing this slow down in deposit growth, including the interest rate environment which may have enticed customers to shift from lower yielding accounts to higher yielding time deposits and the slow down in real estate activity in Florida, which translates into less transactions which equates to lower balances held in title company accounts and other real estate related accounts.

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Real estate loans
Residential	$197,577	$185,820	$180,869	$181,579	$173,011
Commercial	379,407	296,788	291,536	277,888	267,834
Construction, development and land loans (note 1)	109,694	68,543	60,950	56,112	60,289

Total real estate loans	686,678	551,151	533,355	515,579	501,134
Commercial	79,620	76,558	68,948	67,642	64,978
Consumer and other loans	61,059	57,418	56,684	55,489	56,567

Total loans before unearned fees and costs	827,357	685,127	658,987	638,710	622,679
Unearned fees and costs	(1,142)	(986)	(1,024)	(1,026)	(1,041)

Total loans	$826,215	$684,141	$657,963	$637,684	$621,638

Deposit mix (in thousands of dollars)

At quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Checking accounts
Non interest bearing	$189,619	$202,840	$223,602	$198,386	$207,804
Interest bearing	130,087	114,636	110,627	97,060	107,035
Savings deposits	57,211	44,462	46,806	47,562	48,471
Money market accounts	121,905	117,322	100,528	102,114	111,445
Time deposits	499,560	410,378	411,243	400,727	380,276

Total deposits	$998,382	$889,638	$892,806	$845,849	$855,031

note 1:	The increase in this category was due to the acquisition of Valrico State Bank and certain reclassifications from the Commercial Real Estate Loan category to Construction, Development and Land Loan category.
note 2:	Construction (exclusive of single family construction), Acquisition & Development and Land loans approximate 55% of regulatory capital which compares favorably to regulatory guidelines of 100% of regulatory capital.
note 3:	Commercial Real Estate loans (exclusive of owner occupied) plus the loans describe in note 2 above approximate 205% of regulatory capital which compares favorably to regulatory guidelines of 300% of regulatory capital.

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Service charges on deposit accounts	$1,146	$953	$876	$902	$875
Commissions from mortgage broker activities	62	52	71	79	106
Loan related fees	87	75	91	70	75
Commissions from sale of mutual funds and annuities	165	80	202	142	81
Debit card and ATM fees	237	188	176	138	141
BOLI income	95	74	75	74	63
Gain (loss) on sale of investments	—	—	—	—	17
Other service charges and fees	111	118	93	145	149

Total non interest income	$1,903	$1,540	$1,584	$1,550	$1,507
Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Employee salaries and wages	$3,840	$3,243	$3,200	$3,116	$3,000
Employee incentive/bonus compensation	508	513	586	515	523
Employee stock option expense	133	135	136	147	181
Health insurance and other employee benefits	575	542	537	432	419
Payroll taxes	260	331	210	214	220
Other employee related expenses	228	170	189	159	149
Incremental direct cost of loan origination	(279)	(279)	(276)	(248)	(324)

Total salaries, wages and employee benefits	$5,265	$4,655	$4,582	$4,335	$4,168

Occupancy expense	1,083	914	912	907	856
Depreciation of premises and equipment	588	504	497	484	498
Supplies, stationary and printing	173	146	146	141	174
Marketing expenses	257	287	249	98	106
Data processing expenses	389	280	280	300	273
Legal, auditing and other professional fees	276	196	187	190	165
Bank regulatory related expenses	110	98	93	96	79
Postage and delivery	75	68	65	66	66
ATM related expenses	136	103	94	110	114
Amortization of CDI	238	139	166	165	166
Other expenses	772	683	583	571	632

Total non interest expense	$9,362	$8,073	$7,854	$7,463	$7,297

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through five wholly owned subsidiary banks with 36 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.